SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)               September 9, 1998


                         URSTADT BIDDLE PROPERTIES INC.
                 (Exact name registrant as specified in charter)


Maryland                               1-12803                        04-2458402
(State or jurisdiction            (Commission file                 (IRS Employer
   or incorporation)                   number)               Identification No.)


321 Railroad Avenue            Greenwich, Connecticut                      06830
(Address of principal executive offices)                                Zip Code


Registrant's telephone number, including area code                (203) 863-8200




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ITEM 2 ACQUISITION OR DISPOSITION OF ASSETS

On September 9, 1998, a wholly-owned subsidiary of the Registrant purchased the Goodwives Shopping Center (the "Property") located in Darien, Connecticut from Goodwives Center Limited Partnership (the "Sellers"). The purchase price was approximately $21,300,000 exclusive of the closing costs, fees and other expenses of approximately $100,000.

The acquisition was pursuant to a Purchase and Sale Agreement dated September 9, 1998 by and between the Sellers and the Registrant.

Registrant funded the purchase with cash of $1,800,000 and borrowings under its existing bank credit lines of $19,500,000. Bank credit line borrowings bear interest at rates tied to the prime rate or LIBOR (currently 8.125% per annum).

The Property acquired is a community shopping center located in Fairfield County, Connecticut. The Property comprises 95,206 square feet of gross leasable area and is situated on 9.5 acres of land and contains 20 retail tenants. The largest tenants include Grand Union supermarket occupying 36,000 square feet and YMCA occupying 7,300 square feet. The Property is currently 94% leased. The Property was used as a shopping center by the Sellers. The Registrant intends to continue such use of the Property.

ITEM 7 FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)  Financial Statements and Pro Forma Financial Information :

     The financial statements and pro forma financial information required to be filed as specified in Rule 3.14 and Article 11 of Regulation S-X are not contained herein as it is impracticable to provide such information at this time. Such information will be provided as soon as practicable, but no later than 60 days from the date of this report.

(b)  Exhibits:

     10 Purchase and Sale Agreement between the Registrant and Goodwives Center Limited Partnership dated September 9, 1998.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        URSTADT BIDDLE PROPERTIES INC.
                                        (Registrant)

Date: September 23, 1998
                                        By: /s/ Charles J. Urstadt
                                            Charles J. Urstadt
                                            Chairman and Chief Executive Officer